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                                                                     EXHIBIT 4.4

                                 EARTHLINK, INC.
                              STOCK INCENTIVE PLAN


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                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.........................................................1
     1.01. Acceleration Date...................................................1
     1.02. Administrator.......................................................1
     1.03. Agreement...........................................................1
     1.04. Board...............................................................1
     1.05. Cause...............................................................1
     1.06. Change in Control...................................................1
     1.07. Code................................................................2
     1.08. Committee...........................................................2
     1.09. Common Stock........................................................2
     1.10. Company.............................................................2
     1.11. Control Change Date.................................................2
     1.12. Employee............................................................2
     1.13. Exchange Act........................................................2
     1.14. Fair Market Value...................................................2
     1.15. Incentive Stock Option..............................................2
     1.16. Nonqualified Stock Option...........................................2
     1.17. Option..............................................................3
     1.18. Participant.........................................................3
     1.19. Permitted Transferees...............................................3
     1.20. Person..............................................................3
     1.21. Plan................................................................3
     1.22. Subsidiary..........................................................3
     1.23. Ten Percent Shareholder.............................................3
     1.24. Voting Stock........................................................3
ARTICLE II  PURPOSES...........................................................3
ARTICLE III  ADMINISTRATION....................................................4
ARTICLE IV  ELIGIBILITY........................................................4
ARTICLE V  STOCK SUBJECT TO PLAN...............................................4
     5.01. Shares Issued.......................................................4
     5.02. Aggregate Limits....................................................4
     5.03. Individual Limits...................................................5
     5.04. Reallocation of Shares..............................................5
ARTICLE VI  TERMS AND CONDITIONS OF ALL OPTIONS................................5
     6.01. Grants..............................................................5
     6.02. Option Price........................................................5
     6.03. Maximum Option Period...............................................5
     6.04. Nontransferability..................................................5
     6.05. Employee Status.....................................................6
     6.06. Change in Control...................................................6
     6.07. Exercise............................................................6
     6.08. Performance Objectives..............................................7
     6.09. Payment.............................................................7
     6.10. Shareholder Rights..................................................7
     6.11. Forfeiture Provisions...............................................7
     6.12. Other Conditions....................................................8


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     7.01. Reload Provision....................................................8
ARTICLE VII ADDITIONAL TERMS AND CONDITIONS OF INCENTIVE STOCK
        OPTIONS................................................................8
    7.01. Employee Status......................................................8
    7.02. Exercise Price.......................................................8
    7.03. Aggregate Exercise Limits............................................8
    7.04. Restrictions on Ten-Percent Shareholders.............................9
    7.05. Validity of Options..................................................9
    7.05. Notification Upon Sell...............................................9
ARTICLE VIII  LIMITATION ON BENEFITS...........................................9
ARTICLE IX  ADJUSTMENT UPON CHANGE IN COMMON STOCK............................10
ARTICLE X  COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES..............10
   10.01. Compliance..........................................................11
    7.01. Postponement of Exercise............................................11
ARTICLE XI  GENERAL PROVISIONS................................................11
   11.01. Effect on Employment and Service....................................11
   11.02. Unfunded Plan.......................................................12
   11.03. Tax Withholding.....................................................12
   11.04. Governing Law.......................................................12
ARTICLE XII  AMENDMENT........................................................12
ARTICLE XIII  DURATION OF PLAN................................................13
ARTICLE XIV  EFFECTIVE DATE OF PLAN...........................................13
ARTICLE XV  RULES OF CONSTRUCTION.............................................13


                                       ii
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                                 EARTHLINK, INC.
                              STOCK INCENTIVE PLAN

                                    ARTICLE I

                                   DEFINITIONS

1.01. ACCELERATION DATE means the earlier of (i) the date that the Board approves a transaction or series of transactions that, if consummated, would result in a Change in Control or (ii) the date that an agreement is entered into with respect to a transaction or series of transactions that, if consummated, would result in a Change in Control.

1.02. ADMINISTRATOR means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.03. AGREEMENT means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Option granted to the Participant.

1.04. BOARD means the Board of Directors of the Company.

1.05. CAUSE means (i) the Participant's willful and repeated failure to comply with the lawful directives of the Board, the Board of Directors of any Subsidiary or any supervisory personnel of the Participant, (ii) any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse affect on the property, operations, business or reputation of the Company or any Subsidiary, (iii) the material breach by the Participant of the terms of any confidentiality or noncompetition agreement that the Participant has with the Company or any Subsidiary or (iv) acts by the Participant of willful malfeasance or gross negligence in a matter of material importance to the Company or any Subsidiary. For purposes of the Plan, in no event shall any termination of employment be deemed for Cause unless the Company's Chief Executive Officer concludes that the situation warrants a determination that the Participant's employment terminated for Cause; in the case of the Chief Executive Officer, any determination that the Chief Executive Officer's employment terminated for Cause shall be made by the Board acting without the Chief Executive Officer.

1.06. CHANGE IN CONTROL means the occurrence of any of the following: (i)(a) the Company consolidates with, or merges with or into, another Person, (b) there is a merger, reorganization, consolidation, share exchange or other transaction involving the Voting Stock of the Company, (c) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company to any Person, (d) any Person consolidates with, or merges with or into, the Company, or (e) any similar event, where with respect to each of the events described in (a) through (e) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, except that none of the foregoing events will constitute a Change in Control where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee Person and the beneficial owners of the Voting Stock of the Company immediately before such event own, directly or indirectly, Voting Stock representing not less than 60 percent of the voting power of the Voting Stock of the surviving or transferee Person immediately after such event, or (ii) any transaction that results in any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, beneficially owning Voting Stock of the Company representing, directly or indirectly, 40 percent or more of the voting power of the Voting Stock of the Company, or (iii) the approval by the holders of Voting Stock of the Company of any plan or proposal for liquidation or dissolution of the Company or (iv) the consummation of any other transaction that a majority of the Board, in its sole and absolute discretion, determines constitutes a Change in Control for purposes of this Plan.

1.07. CODE means the Internal Revenue Code of 1986, as amended.

1.08. COMMITTEE means the Compensation Committee of the Board, if the Board appoints one, or the Board itself if no Compensation Committee is appointed. If such Compensation Committee is appointed, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more non-employee outside directors, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

1.09. COMMON STOCK means the voting common stock, $.01 par value per share, of the Company.

1.10. COMPANY means EarthLink, Inc.

1.11. CONTROL CHANGE DATE means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.

1.12. EMPLOYEE means any person whom the Company or any Subsidiary employs under the rules of Section 3401(c) of the Code and the regulations thereunder.

1.13. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

1.14. FAIR MARKET VALUE means, on any given date, the fair market value of a share of Common Stock as the Administrator in its discretion shall determine; provided, however, that the Administrator shall determine Fair Market Value without regard to any restriction other than a restriction which, by its terms, will never lapse and, if the shares of Common Stock are traded on any stock exchange, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such stock exchange on such date, or if the shares of Common Stock are not traded on such stock exchange on such date, then on the next preceding day that the shares of Common Stock were traded on such stock exchange, all as reported by such source as the Administrator shall select. The Fair Market Value that the Administrator determines shall be final, binding and conclusive on the Company and each Participant.

1.15. INCENTIVE STOCK OPTION means an Option that is subject to Section 422 of the Code.

1.16. NONQUALIFIED STOCK OPTION means an Option that is not subject to Section 422 of the Code.

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1.17. OPTION means a stock option that entitles the holder to purchase from the
Company a stated number of shares of Common Stock at the price set forth in the Agreement that specifies the terms and conditions of the Option.

1.18. PARTICIPANT means an Employee, contractor, agent or other service provider of the Company or any Subsidiary, including a member of the Board, who satisfies the requirements of Article IV and who the Administrator selects to receive an Option.

1.19. PERMITTED TRANSFEREES means, with respect to any Person that is a natural person, (i) such individual's spouse, estate, lineal descendants, heirs, executors, legal representatives and administrators and (ii) any trust for the benefit of any of the foregoing, and with respect to any Person that is not a natural person, any other Person controlled by such Person.

1.20. PERSON means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

1.21. PLAN means the EarthLink, Inc. Stock Incentive Plan.

1.22. SUBSIDIARY means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.23. TEN PERCENT SHAREHOLDER means any individual who (considering the stock attribution rules described in Section 424(d) of the Code) owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, its parent within the meaning of Section 424(e) of the Code or any Subsidiary.

1.24. VOTING STOCK with respect to any specified Person means any class or classes of stock of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person.

                                   ARTICLE II

                                    PURPOSES

This Plan is intended to assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options. The proceeds the Company receives from the sale of Common Stock pursuant to any Participant's exercise of an Option shall be used for general corporate purposes.

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                                   ARTICLE III

                                 ADMINISTRATION

The Administrator shall have the complete authority to grant Options on such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option. The Administrator also shall administer the Plan. The Administrator shall have the complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to accelerate the exercisability of an Option; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision or action of the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan, any Agreement or any Option. The Company shall bear all expenses of administering this Plan. The Administrator, in its discretion, may delegate to one or more officers of the Company or another committee of the Board, all or part of the Administrator's authority and duties with respect to grants of Options to Participants who are not subject to the reporting and other provisions of
Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of such delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

                                   ARTICLE IV

                                   ELIGIBILITY

Any Employee, contractor, consultant, agent or other service provider of the Company or any Subsidiary (including a corporation that becomes a Subsidiary after the adoption of this Plan) is eligible to receive Options if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or any Subsidiary. Members of the Board or the Board of Directors of any Subsidiary also may receive Options.

                                    ARTICLE V

                              STOCK SUBJECT TO PLAN

5.01. SHARES ISSUED. On the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs) shares of Common Stock from its authorized but unissued shares of Common Stock or from reacquired shares of Common Stock.

5.02. AGGREGATE LIMITS. The maximum number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options is 20,000,000 shares of Common Stock. The maximum number of shares shall be subject to adjustment as provided in Article IX.

5.03. INDIVIDUAL LIMITS. Subject to the other limitations set forth in this Plan, no individual may, in any calendar year, be granted aggregate Options covering more than 750,000 shares of Common Stock. If an Option that a Participant holds is canceled, the canceled Option shall continue to be counted against the maximum number of shares of Common Stock for which Options may be granted to the Participant in any calendar year and any replacement Options granted to such Participant in replacement of the canceled Options also shall count against such maximum limit. The maximum number of shares that may be granted in any calendar year to any individual shall be subject to adjustment as provided in Article IX.

5.04. REALLOCATION OF SHARES. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or the terminated portion thereof may be reallocated to other Options to be granted under this Plan, subject to the aggregate limits described above.

                                   ARTICLE VI

                              TERMS AND CONDITIONS
                                 OF ALL OPTIONS

6.01. GRANTS. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such grant and whether the Option is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options also must comply with the provisions of Article VII.

6.02. OPTION PRICE. The Administrator on the date of grant shall determine the price per share for Common Stock payable upon the exercise of an Option except that the price per share for Common Stock shall not be less than the Fair Market Value of a share of Common Stock on the date of grant of the Option.

6.03. MAXIMUM OPTION PERIOD. The Administrator on the date of grant shall determine the maximum period in which an Option may be exercised, except that no Option shall be exercisable after the expiration of 10 years from the date such Option is granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04. NONTRANSFERABILITY.

         (a) Except as set forth in Section 6.04(b) below, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer of an Option, the Option must be transferred to the same person or persons or entity or entities. Except as set forth in Section 6.04(b) below, during the lifetime of the Participant to whom the Option is granted, only the Participant may exercise the Option. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

         (b) Notwithstanding Section 6.04(a) above, if the Agreement so provides, an Option that is not an Incentive Stock Option may be transferred by the Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as the Securities Exchange Commission Rule 16b-3 as in effect from time to time may permit. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the transfer is expressly approved by the Administrator. The holder of such Option shall be bound by the same terms and conditions that govern the Option during the period the Participant held it; provided, however, that such transferee may not transfer such Option except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Administrator on or prior to the effective date of the transfer.

6.05. EMPLOYEE STATUS. In the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of employment.

6.06. CHANGE IN CONTROL. Notwithstanding any provision of any Agreement, in the event of or in anticipation of a Change in Control, the Administrator in its discretion (i) may declare that some or all outstanding Options previously granted under the Plan shall terminate as of a date on or after an Acceleration Date or before or on the Control Change Date without any payment to the holder of the Option, provided the Administrator gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Options before such date to the extent then exercisable or (ii) may terminate on or after an Acceleration Date or before or on the Control Change Date some or all outstanding Options previously granted under the Plan in consideration of payment to the holder of the Option, with respect to each share of Common Stock to which the Option is then exercisable, of the excess of the Fair Market Value on such date of the Common Stock subject to the exercisable portion of the Option over the Option price. The payment described in (ii) above may be made in any manner the Administrator determines, including in cash, Voting Stock or other property. The Administrator in its discretion may take the actions described in (i) or (ii) above with respect to some or all outstanding Options or on an Option-by-Option basis, which actions need not be uniform with respect to all outstanding Options. The preceding sentences to the contrary notwithstanding, the Options shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by a successor employer or its parent or subsidiary in connection with the Change in Control.

6.07. EXERCISE. The Administrator in its discretion may but need not declare that some or all outstanding Options previously granted under the Plan shall be exercisable, in whole or in part, on the earlier of (i) immediately before the time the Administrator takes either of the actions described in (i) or (ii) of
Section 6.06 above or (ii) as of the Control Change Date; if the Administration makes such declaration, all such Options which became exercisable shall remain exercisable thereafter in accordance with the terms of the Plan and the applicable Agreement. The Administrator may act with respect to some or all outstanding Options or on an Option-by-Option basis, which actions need not be uniform for with respect to outstanding Options. Subject to the preceding sentences, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine and as set forth in the Agreement. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number of shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.08. PERFORMANCE OBJECTIVES. The Administrator may prescribe that an Option is exercisable only to the extent that certain performance objectives are obtained. Such performance objectives may be based on one or more of the Company's or any Subsidiary's (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as the Administrator may define), (xiii) Fair Market Value of the Company or any Subsidiary or shares of Common Stock, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses,
(xx) quality, (xxi) safety, (xxii) customer satisfaction, or (xxiii) peer group comparisons of any of the aforementioned performance objectives. If the Administrator, on the grant of the Option, prescribes that the Option shall become exercisable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the Option shall become exercisable only to the extent the Administrator certifies that such performance objectives have been attained.

6.09. PAYMENT. Unless the Agreement provides otherwise, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement so provides, the Administrator in its discretion may permit a Participant to pay all or part of the Option price (i) by surrendering shares of Common Stock to the Company that the Participant has held for at least six months, (ii) by a cashless exercise through a broker, (iii) by delivery of the full recourse, interest-bearing promissory note of the Participant, (iv) by such other medium of payment as the Administrator, in its discretion shall authorize or (v) by any combination of the aforementioned methods of payment. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of exercise) of the Common Stock surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.10. SHAREHOLDER RIGHTS. No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to an Option until the proper exercise of such Option and the issuance to the Participant of the certificates representing the shares of Common Stock for which the Option is exercised. The Company may include on any certificates representing shares of Common Stock issued pursuant to an Option such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.

6.11. FORFEITURE PROVISIONS. Notwithstanding any other provisions of the Plan or any Agreement, all rights to any Common Stock that a Participant has regarding Options will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Option and the Option will not be exercisable for any number of shares of Common Stock (whether or not previously exercisable), on and after the Participant is discharged from employment with the Company or any Subsidiary for Cause.

6.12. OTHER CONDITIONS. The Administrator, in its discretion, may, as a condition to the grant of an Option, require the Participant on or before the date of grant of the Option to enter into (i) a covenant not to compete (including a confidentiality, non-solicitation or other similar agreement) with the Company or any Subsidiary, which shall become effective on the date of termination of employment of a Participant with the Company or any Subsidiary or another date and contain such terms and conditions as the Administrator shall otherwise specify, and (ii) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company or any Subsidiary and such Participant. If the Participant shall fail to enter into any such agreement or agreements at the Administrator's request, then no Option shall be granted to the Participant and the number of shares of Common Stock that would have been subject to such Option shall be added to the remaining shares of Common Stock available under the Plan.

6.13. RELOAD OPTION. The Administrator, in its discretion, may accompany the grant of an Option with a reload Option, which shall represent an additional Option to acquire the same number of shares of Common Stock as used by the Participant to pay for the original Option. The reload Option shall be subject to all of the same terms and conditions as the original Option except that (i) the purchase price for the shares of Common Stock subject to the reload Option will be the same Fair Market Value of the shares of Common Stock that the Participant used to pay for the original Option and (ii) such reload Option shall conform to all the provisions of the Plan at the time the original Option is exercised.

                                   ARTICLE VII

                       ADDITIONAL TERMS AND CONDITIONS OF
                             INCENTIVE STOCK OPTIONS

7.01. EMPLOYEE STATUS. Notwithstanding any other provision of the Plan or any Agreement, the Administrator may only grant an Incentive Stock Option to an Employee of the Company or any Subsidiary.

7.02. EXERCISE PRICE. Notwithstanding any other provision contained in the Plan or any Agreement, no Employee may receive an Incentive Stock Option under the Plan, unless the Option price for such Incentive Stock Option is at least 100 percent of the Fair Market Value on the date of grant of the Common Stock subject to such Incentive Stock Option.

7.03. AGGREGATE EXERCISE LIMITS. The Administrator may not grant an Incentive Stock Option to the extent the aggregate Fair Market Value, determined at the time the Administrator grants the Incentive Stock Option, of shares of Common Stock with respect to which a Participant may exercise Incentive Stock Options for the first time during any calendar year under this Plan and any other plan of the Company (or any plan of any parent or Subsidiary of the Company) exceeds $100,000. If the limitation is exceeded, the Incentive Stock Options that cause the limitation to be exceeded shall be treated as Nonqualified Stock Options.

7.04. RESTRICTIONS ON TEN-PERCENT SHAREHOLDERS. No Employee may receive an Incentive Stock Option under the Plan if such Employee, at the time of grant, is a Ten Percent Shareholder, unless the option price for such Incentive Stock Option is at least 110 percent of the Fair Market Value on the date of grant of the Common Stock subject to such Incentive Stock Option and such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

7.05. VALIDITY OF OPTIONS. Incentive Stock Options that do not comply with this
Article VII shall be treated as Nonqualified Stock Options.

7.06. NOTIFICATION UPON SALE. Participant shall give written notice to the Company if the Participant sells or otherwise disposes of any shares of Common Stock acquired under an Incentive Stock Option before the expiration of the later of the two-year period beginning on the date of grant of the Incentive Stock Option or the one-year period beginning on the date that the Participant exercises the Incentive Stock Option with respect to such shares of Common Stock.

7.07. NO LIABILITY OF COMPANY. The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court having jurisdiction over such matter determines for any reason that any Option intended to be an Incentive Stock Option and granted hereunder does not qualify as an Incentive Stock Option.

                                  ARTICLE VIII

                             LIMITATION ON BENEFITS

         Despite any other provisions of this Plan to the contrary, if the receipt of any payments under this Plan would subject a Participant to tax under Code Section 4999, the Administrator may determine whether some amount of payments would meet the definition of a "Reduced Amount." If the Administrator determines that there is a Reduced Amount, the total payments to the Participant hereunder must be reduced to such Reduced Amount, but not below zero. If the Administrator determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Administrator. All determinations of the Administrator under this Article VIII are binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. If as result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Administrator under this Article VIII, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid ("Overpayment") or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid ("Underpayment") - in each case, consistent with the calculation of the Reduced Amount. If the Administrator, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Administrator believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be


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

payable by Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Administrator, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Administrator must promptly notify the Company of the amount of the Underpayment, which then shall be paid to the Participant. For purposes of this section, (i) "Net After Tax Receipt" means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Participant's taxable income for the immediately preceding taxable year; (ii) "Present Value" means the value determined in accordance with Code Section 280G(d)(4); and (iii) "Reduced Amount" means the smallest aggregate amount of all payments under this Plan which (a) is less than the sum of all payments under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments under this Plan were any other amount less than the sum of all payments to be made under this Plan.

                                   ARTICLE IX

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         The maximum number of shares as to which Options may be granted under this Plan, the terms of outstanding Options, the per individual limitations on the number of shares for which Options may be granted and any other limitations in this Plan shall be adjusted as the Administrator shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or
(ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Administrator, necessitates such action. In addition, the Administrator may make such other adjustments to the terms of an outstanding Option to the extent equitable and necessary to prevent an enlargement or dilution of the Participant's rights thereunder as a result of any similar transaction. Any determination the Administrator makes under this Article IX shall be final and conclusive. The issuance by the Company of either shares of stock of any class or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options may be granted, the per individual limitations on the number of shares for which Options may be granted, any other limitations in this Plan or the terms of outstanding Options. The Administrator may grant Options in substitution for performance shares, stock awards, stock options, stock appreciation rights, phantom shares, or similar awards held by an individual who becomes an Employee, contractor, agent or other service provider of the Company in connection with a transaction described in the first paragraph of this Article IX. Notwithstanding any provision of the Plan (other than the limitations of Section 5.02), the terms of such substituted Option shall be as the Administrator, in its discretion, determines is appropriate.


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

                                    ARTICLE X

                             COMPLIANCE WITH LAW AND
                          APPROVAL OF REGULATORY BODIES

10.01. COMPLIANCE. No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate for shares issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

10.02. POSTPONEMENT OF EXERCISE. The Administrator may postpone any exercise of an Option for such time as the Administrator in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable upon the exercise of any Option under the securities laws, (ii) to permit any action to be taken in order to (A) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed, or (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Agreement or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares of Common Stock in violation of the securities laws or the laws of any government having jurisdiction thereof. Any such postponement shall not extend the term of the Option and neither the Company nor its directors and officers shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock as to which the Option shall lapse because of such postponement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01. EFFECT ON EMPLOYMENT AND SERVICE. Neither the adoption of this Plan, its operation, nor any Agreement or other documents describing or referring to this Plan shall confer upon any individual any right to continue in the employ or service of the Company or any Subsidiary or in any way affect the right and power of the Company or any Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.


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

11.02. UNFUNDED PLAN. The Plan, insofar as it provides for grants of Options, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

11.03. TAX WITHHOLDING. Unless an Agreement provides otherwise, each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Administrator any income and employment tax withholding obligations attributable to participation in the Plan and the exercise of Options granted thereunder. In accordance with procedures that the Administrator establishes, the Administrator may permit a Participant to pay such amounts (i) by surrendering shares of Common Stock that the Participant has held for at least six months, (ii) by a cashless exercise through a broker, (iii) by delivery of the full recourse, interest-bearing promissory note of the Participant, (iv) by such other medium of payment as the Administrator, in its discretion, shall authorize, or (v) by any combination of the aforementioned methods of payment.

11.04. RESERVATION OF SHARES. The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. Additionally, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company's counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

11.05. GOVERNING LAW. This Plan and all Options granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

11.06. OTHER ACTIONS. Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or to any other person, firm, corporation, association or other entity, or to grant options to, or assume options of any person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

                                   ARTICLE XII

                                    AMENDMENT

         The Board may amend this Plan from time to time or terminate the Plan; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be


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

issued pursuant to Options under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Option at the time such amendment is made.

                                  ARTICLE XIII

                                DURATION OF PLAN

         No Option may be granted under this Plan 10 years after the Board adopts the Plan. Options granted before that date shall remain valid in accordance with their terms.

                                   ARTICLE XIV

                             EFFECTIVE DATE OF PLAN

         Options may be granted under this Plan upon its adoption by the Board, provided that no Option shall be effective or exercisable unless the Company's shareholders approve this Plan within 12 months of the Board's adoption of this Plan.

                                   ARTICLE XV

                              RULES OF CONSTRUCTION

         Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                 EARTHLINK, INC.

                                 BY:
                                     -------------------------------------------
                                 TITLE:
                                        ---------------------------------------=


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